Exhibit 4.4

SHARE AWARD PLAN

OF

WESTWOOD HOLDINGS GROUP, INC.

FOR

SERVICE PROVIDED IN CANADA

TO ITS SUBSIDIARIES

Adopted with effect from April 18, 2013

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Table of Contents

(continued)

Page
11.	PARTICIPANT RIGHTS	A-10
11.1	NO SHAREHOLDER RIGHTS	A-10
12.	ADMINISTRATION	A-10
12.1	RECORD KEEPING	A-10
12.2	TRUSTEE	A-10
12.3	COMPLIANCE WITH APPLICABLE LAW	A-10
12.4	WITHHOLDINGS	A-10
12.5	NO EMPLOYMENT OR ADDITIONAL RIGHTS	A-11
12.6	ADMINISTRATION COSTS	A-11
12.7	GOVERNING LAW	A-11

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SHARE AWARD PLAN OF WESTWOOD HOLDINGS GROUP, INC. FOR SERVICE PROVIDED IN CANADA TO ITS SUBSIDIARIES

1.	ESTABLISHMENT, PURPOSE AND TERM OF PLAN

1.1	Establishment.

This Share Award Plan of Westwood Holdings Group, Inc. for Service provided in Canada to its Subsidiaries (the “Plan”) is hereby established effective as of April 18, 2013 (the “Effective Date”) subject to the approval of WHG’s stockholders at the 2013 annual meeting of WHG.

1.2	Purpose.

The purpose of the Plan is to advance the interests of the Westwood Group and its stockholders by providing an incentive to attract and retain persons performing services for the Canadian Subsidiaries and by motivating such persons to contribute to the growth and profitability of the Westwood Group. The Plan is intended to be a vehicle for providing compensation in the form of Stock for services performed in Canada for the Westwood Group, including Stock to be provided for such services as Share Awards under employment agreements with eligible Employees.

1.3	Eligibility.

Share Awards may, at the discretion of the Board, be made under this Plan to any Employee, Director or Consultant who provided Service to a Canadian Subsidiary during the period in respect of which the Share Award is made (“Eligible Persons”).

1.4	Term of Plan.

The Plan shall continue in effect until terminated by the Board.

1.5	Funding Limit.

Notwithstanding any other provision of the Plan, the aggregate cumulative amount paid to the Trustee to fund the purchase of Stock in connection with the Plan (including related brokerage commissions, but excluding Trustee and administrative fees) shall not exceed CAN$10,000,000 unless approved by WHG’s stockholders.

2.	DEFINITIONS AND CONSTRUCTION

2.1	Definitions.

Wherever used herein, the following terms shall have their respective meanings set forth below:

“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, instruments, policy statements, rulings, notices, orders or other instruments promulgated thereunder and, with respect to Stock, the rules of the Stock Exchange.

“Award Certificate” means a document confirming a Share Award in the form of Schedule A hereto or in such other form as may be approved by the Board from time to time.

“Beneficiary” means the person or persons validly designated by instrument or will as being entitled to receive Stock to be released upon the vesting of Share Awards as a result of the death of the Participant or, in the absence of such a valid designation, the estate of the Participant.

“Board” means the board of directors of WHG. If one or more committees have been appointed by the Board to administer all or any aspect of the Plan, “Board” also means such committee(s).

“Canadian Subsidiary” means a Subsidiary of WHG that is incorporated and carrying on business in Canada. As of the Effective Date, the only Canadian Subsidiary is Westwood International Advisors Inc., incorporated under the Canada Business Corporations Act.

“Cause” means, as applicable:

(a)	the conviction of the Participant for any indictable or other serious criminal offence;

(b)	a material breach by the Employee or Consultant of obligations or representations under his or her employment or consulting agreement, or a material breach of any other written agreement between the Employee or Consultant and the Westwood Group or any material policy of the Westwood Group;

(c)	wrongful misappropriation by the Participant of any money, assets, or other property of the Westwood Group or a client of the Westwood Group;

(d)	personal conduct that is materially detrimental to the best interest of the Westwood Group, if such breach or personal conduct shall continue and has not been rectified, or is not capable of being rectified, beyond a period of twenty (20) days immediately after written notice thereof by WHG or a Canadian Subsidiary to the Participant;

(e)	wilful actions or failures to act by the Participant which subject the Participant or the Westwood Group to censure by securities regulators pursuant to Applicable Laws;

(f)	the Participant’s commission of fraud or gross moral turpitude;

(g)	the Employee’s or Consultant’s continued wilful failure to substantially perform the Employee’s or Consultant’s duties under his or her employment or consulting agreement after receipt of written notice thereof and an opportunity to so perform;

(h)	just cause for termination of employment in accordance with the common law that applies in the jurisdiction where the Employee is employed by the Westwood Group; and

(i)	the Director’s or Consultant’s unlawful use or disclosure of confidential or proprietary information of the Westwood Group or a client of the Westwood Group,

provided that no act or failure to act, on the part of the Participant, shall be considered wilful if it is done, or omitted to be done, by him in good faith and with a reasonable belief that his action or omission was in the best interests of the Westwood Group.

“Change of Control” shall mean (i) a merger or consolidation of WHG with or into another corporation (other than a merger undertaken solely in order to reincorporate in another state) immediately following which the beneficial holders of the voting stock of WHG immediately prior to such transaction or series of transactions do not continue to hold 50% or more of the voting stock (based upon voting power) of WHG or (A) any entity that owns, directly or indirectly, the stock of WHG, (B) any entity with which WHG has merged, or (C) any entity that owns an entity with which WHG has merged; (ii) a dissolution of WHG, (iii) a transfer of all or substantially all of the assets of WHG in one or more related transactions to one or more other persons or entities, (iv) a transaction or series of transactions that results in any entity, “Person” or “Group” (as defined below), becoming the beneficial owner, directly or indirectly, of securities of WHG representing more than 50% of the combined voting power of WHG’s then outstanding securities, or (v) during any period of two (2) consecutive years commencing on or after January 1, 2012, individuals who, at the beginning of the period constituted WHG’s board of directors, cease for any reason to constitute at least a majority, unless the election of each director who was not a director at the beginning of the period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period; provided, however, that a “Change of Control” shall not be deemed to have occurred if the ownership of 50% or more of the combined voting power of the surviving corporation, asset transferee or corporation (as the case may be), after giving effect to the transaction or series of transactions, is directly or indirectly held by (A) a trustee or other fiduciary under an employee benefit plan maintained by WHG, (B) one or more of the “executive officers” of WHG that held such positions prior to the transaction or series of transactions, or any entity, Person or

Group under their control. As used in this Agreement, “Person” and “Group” shall have the meanings set forth in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and “executive officer” shall have the meaning set forth in Rule 3b-7 promulgated under such Act.

“Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Canadian Subsidiary

“Director” means a member of the board of directors of a Canadian Subsidiary.

“Effective Date” has the meaning given to it in Section 1.1.

“Eligible Persons” has the meaning given to it in Section 1.3.

“Employee” means any person treated as an employee (including an officer or a Director who is also treated as an employee) in the records of a Canadian Subsidiary; provided, however, that neither service as a Director nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan.

“Excess Stock” means Stock held by the Trustee in respect of the Plan that is in excess of the total number of Stock required to satisfy the Share Awards of all Participants then outstanding.

“Participant” means an Employee, Director or Consultant to whom a Share Award has been made pursuant to Section 4.1.

“Participant Account” has the meaning ascribed thereto in Section 5.1.

“Permanent Disability” means the mental or physical condition of the Participant such that the Participant has been unable, as a result of illness, disease, disability or similar cause, to adequately fulfill their duties with the Westwood Group for six (6) consecutive months and includes a disability within the meaning attributed to such term in any long-term disability plan in effect for an Employee at the time the disabling condition commences.

“Plan” has the meaning given to it in Section 1.1 and includes any schedules or appendices hereto, all as amended or amended and restated from time to time.

“Service” means a Participant’s employment or service with the Westwood Group, whether in the capacity of an Employee, a Director or a Consultant. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Westwood Group or a change in the corporation in the Westwood Group for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service with a corporation in the Westwood Group shall not be deemed to have terminated if the Participant takes any military leave, maternity leave, sick leave, or other bona fide leave of absence approved by WHG; provided, however, that if any such leave exceeds ninety (90) days, on the ninety-first (91st) day of such leave the Participant’s Service shall be deemed to have terminated unless the Participant’s right to return to Service with the Westwood Group is guaranteed by statute or contract. The Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which the Participant performs Service ceasing to be a part of the Westwood Group. If the Participant’s employment or service is terminated by notice by any corporation in the Westwood Group, the date of termination of Service for purposes of the Plan shall be the effective date of termination specified in the notice and, unless a later effective date of termination is agreed in writing with the Participant, Service for purposes of the Plan will not include any period following the effective date specified in the notice during which the Participant is in receipt of or is eligible to receive or give any statutory, contractual or common law notice of termination or compensation in lieu thereof or severance payments, whether termination is with or without Cause or with or without advance notice. Subject to the foregoing, the Board, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

“Share Award” means a bookkeeping entry denominated in units which will be redeemed for Stock on a one for one basis in accordance with the Plan on vesting, credited to the Participant Account of a Participant in accordance with the provisions hereof.

“Stock” means, for the purposes of any Share Award, a common share of WHG as constituted on the date of the Share Award and includes any rights attached thereto which trade therewith.

“Stock Exchange” means the New York Stock Exchange, or if the Stock is not listed on the New York Stock Exchange, such other stock exchange on which the Stock is listed, or if the Stock is not listed on any stock exchange.

“Stock Exchange Rules” means the applicable rules of the Stock Exchange.

“Subsidiary” means a “subsidiary” of WHG as determined for purposes of the Canada Business Corporations Act.

“Trust Agreement” means an agreement with the Trustee in such form as may be approved by or on behalf of the Board.

“Trustee” means a qualified trust company designated by WHG from time to time to hold Stock purchased in connection with the Plan pursuant to Section 4.1.

“Vesting Date” means the date specified by the Board in accordance with Section 4.2 in respect of which all or a portion of a Share Award is to vest.

“Westwood Group” means WHG and all of its Subsidiaries.

“WHG” means Westwood Holdings Group, Inc., a Delaware corporation, or any successor corporation thereto.

2.2	Construction.

Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise. Any reference to a statute, regulation, rule, instrument, or policy statement refers to such statute, regulation, rule, instrument, or policy statement as the same may be amended, replaced or re-enacted from time to time. If any provision of the Plan or part hereof is determined to be void or unenforceable all or in part, such determination will not affect the validity or enforcement of any other provision or part thereof.

3.	ADMINISTRATION

3.1	Administration by the Board.

The Plan shall be administered by the Board. All questions of interpretation of the Plan or of any Share Award shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan. A committee appointed by, and authorized to administer the Plan by, the board of directors of WHG may exercise any power of the Board under this Plan.

3.2	Authority of Officers.

Any officer of WHG or a Canadian Subsidiary listed in Schedule B hereto shall have the authority to act on behalf of WHG or the Canadian Subsidiary, as the case may be, with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to WHG or the Canadian Subsidiary herein. Schedule B hereto may be amended from time to time as approved by the Board.

3.3	Powers of the Board.

In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Board shall have the full and final power and authority, in its discretion:

(a)	to determine the persons to whom, and the time or times at which, Share Awards shall be granted and the number of shares of Stock to be subject thereto;

(b)	to determine the terms, conditions and restrictions applicable to each Share Award and any Stock acquired upon the vesting thereof (which need not be identical for all Share Awards), including, without limitation, (i) the Vesting Date or Vesting Dates, (ii) the method for satisfaction of any tax withholding obligation arising in connection with the Share Award or such shares of Stock to be provided thereunder, including by the withholding or delivery of shares of Stock or cash, and (iii) all other terms, conditions and restrictions applicable to the Share Award not inconsistent with the terms of the Plan;

(c)	to approve one or more forms of Award Certificate;

(d)	to amend, modify, extend, cancel or renew any Share Award, or to waive any restrictions or conditions applicable to any Share Award or any shares of Stock acquired upon the vesting thereof;

(e)	subject to the limitations set out in Section 4.2, to accelerate, continue, extend or defer the vesting of any Stock pursuant to a Share Award, including with respect to the period following a Participant’s termination of Service with the Westwood Group;

(f)	to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt supplements to, or alternative versions of, the Plan, including, without limitation, as the Board deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, any foreign jurisdiction in which a Participant may become resident or of which a Participant is a citizen;

(g)	to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Certificate and to make all other determinations and take such other actions with respect to the Plan or any Share Award as the Board may deem advisable to the extent not inconsistent with the provisions of the Plan or Applicable Law;

(h)	to consider, upon an Employee’s termination of Service on account of a disability, the circumstances of such disability and whether the Employee’s Share Award should be amended to provide that it is fully vested, if the Board in its sole discretion considers such action in the best interest of the Westwood Group and the Employee;

(i)	to enact and amend rules and regulations relating to the administration and interpretation of the Plan; and

(j)	to require any Canadian Subsidiary that is party to the Trust Agreement to give instructions and directions to the Trustee that are consistent with instructions and directions given by WHG or the Board in accordance with the Plan.

3.4	Indemnification.

In addition to, and without prejudice to, such other rights of indemnification as they may have as members of the Board or officers or employees of any corporation in the Westwood Group, members of the Board and any officers or employees of any corporation in the Westwood Group to whom authority to act for the Board or WHG is delegated shall be indemnified by WHG against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by WHG) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to WHG, in writing, the opportunity at its own expense to handle and defend the same.

3.5	Designation of Beneficiary.

A Participant may, by instrument signed by the Participant, designate a person or persons entitled to receive Stock to be released upon the vesting of Share Awards as a result of the death of the Participant. In the absence of such a written designation, Stock released upon the vesting of Share Awards as a result of the death of the Participant will be released to the estate of the Participant.

4.	SHARE AWARDS

4.1	Award of Share Awards.

The Board may from time to time determine an amount of money to be provided by a Canadian Subsidiary designated by the Board to the Trustee to fund the purchase of Stock for purposes of Share Awards to be awarded to Eligible Persons pursuant to the Plan. In connection with each such payment, the Board shall determine the Eligible Persons to whom Share Awards are to be awarded in respect of the Stock acquired by the Trustee as well as the allocation of the Share Awards among such Eligible Persons. WHG will cause the designated Canadian Subsidiary to provide the amount determined by the Board to the Trustee and request the Trustee to purchase, as directed by WHG, in secondary markets such integral number of shares of Stock as can be reasonably acquired with such funds (the funds provided by the Canadian Subsidiary being applied to the purchase price of such Stock and any related brokerage commissions). To the extent that the Trustee at any time holds Excess Stock, the Board may award Share Awards with respect to some or all of the Excess Stock to Eligible Persons as determined by the Board.

4.2	Vesting Dates.

The Board will, in its sole discretion, determine the Vesting Date or Vesting Dates applicable to each award of Share Awards under Section 4.1. For each Share Award under the Plan, the final Vesting Date shall be not later than December 15 of the third calendar year following the end of the calendar year during which the Participant rendered the services for which the Share Award was awarded. If no Vesting Date is designated by the Board in respect of a Share Award, the Vesting Date will be deemed to be December 15 of second full calendar year following the year during which the Share Award was awarded.

4.3	Participant Account and Award Certificate.

In connection with each Share Award awarded pursuant to Section 4.1, the Participant Account of the designated Participant shall be credited with the number of Share Awards awarded, indicating the Vesting Date(s) of such Share Awards, upon WHG being advised as to the amount of Stock purchased by the Trustee or, if Share Awards are awarded with respect to Excess Stock, upon the award. WHG will promptly thereafter provide an Award Certificate to the Participant and within ninety (90) days thereof the Participant will sign and return to WHG a copy of the Award Certificate with the Acknowledgement therein completed. If the Acknowledgement is not delivered within this time, the Board reserves the right to revoke the crediting of all or part of the Share Award to the Participant Account.

4.4	Limitations on Award.

Notwithstanding any other provision of the Plan, no additional Share Awards may be awarded (other than from Excess Stock) if, at the time of award and taking into account all Stock which the Trustee has purchased or has been requested to purchase in connection with previously awarded Share Awards, the Trustee is not permitted under Applicable Law or is otherwise not able to purchase additional Stock.

4.5	Dividends.

WHG may, in its discretion, direct that dividends and other distributions paid on Stock held by the Trustee be (i) paid to WHG or a Canadian Subsidiary, (ii) paid to a Participant, (iii) retained by the Trustee and applied to the purchase of additional Stock or (iv) any combination of the foregoing. Unless WHG so directs, a Participant will not be entitled to any dividends or other distributions paid on any Stock held by the Trustee.

4.6	Voting Rights.

Neither WHG nor the Trustee nor any Participant may exercise voting rights in respect of any Stock held by the Trustee under the Plan.

5.	PARTICIPANT ACCOUNTS

5.1	Participant Account.

An account, to be known as a “Participant Account”, will be maintained by WHG for each Participant and will be credited with such Share Awards as are received by a Participant from time to time. Within that account, the Corporation will maintain a separate entry in respect of each Vesting Date for each Share Award.

5.2	Vesting.

Subject to the terms of the Plan, including Sections 8.1, 8.2 and 12.4, upon vesting of all or any part of a Share Award in accordance with Article 6 WHG will promptly give notice of vesting to the Trustee and, subject to Section 5.3, authorization and direction to release such Stock to the Participant not later than 15 days after the Vesting Date. The corresponding Share Award or part thereof will be cancelled and the Participant’s Account will be updated accordingly.

5.3	Legality of Delivery.

No Stock will be delivered under the Plan unless and until all provisions of Applicable Law have been satisfied. The Board or the Trustee may require, as a condition of the release of Stock to the Participant or his legal representative (as the case may be) pursuant to the terms hereof, that the recipient of such Stock make such covenants, agreements and representations as the Board or the Trustee in its sole discretion deems necessary or desirable to evidence compliance with the Plan and Applicable Law.

6.	VESTING AND REDEMPTION OF SHARE AWARDS

6.1	Continued Employment.

For each Share Award to a Participant, if the Participant’s Service with the Westwood Group continues on the Vesting Date designated for all or part of that Share Award, the Share Award designated as vesting on that date will vest and the Participant will be entitled to receive the Stock designated in the Share Award in accordance with Article 5.

6.2	Death.

If the Participant dies prior to the Vesting Date for all or part of any Share Award, the unvested portion of each of the Participant’s Share Awards will immediately vest and the Beneficiary will be entitled to receive the Stock designated in such Share Awards in accordance with Article 5.

6.3	Permanent Disability.

If the Participant’s Service with the Westwood Group terminates prior to the Vesting Date for all or part of any Share Award because of the Permanent Disability of the Participant, the unvested portion of each of the Participant’s Share Awards will immediately vest and the Participant will be entitled to receive the Stock designated in such Share Awards in accordance with Article 5.

6.4	Cause.

If the Participant’s Service is terminated for Cause prior to the Vesting Date for all or part of any Share Award, the unvested portion of each of the Participant’s Share Awards will be forfeited and cancelled and the associated Stock held by the Trustee shall become Excess Stock.

6.5	Termination without Cause.

If the Participant’s Service is terminated by the Westwood Group without Cause prior to the Vesting Date for all or part of any Share Award, unless otherwise provided in an employment, consulting or other agreement regarding the Participant’s Service, the unvested portion of each of the Participant’s Share Awards will be forfeited and cancelled and the associated Stock held by the Trustee shall become Excess Stock. If an employment, consulting or other agreement regarding the Participant’s Service provides that unvested Share Awards are to vest in the event of termination without Cause, the unvested portion of all the Participant’s Share Awards will immediately vest and the Participant will be entitled to receive the Stock designated in such Share Awards in accordance with Article 5.

6.6	Employee Termination.

If a Participant terminates the Participant’s Service (other than as a result of death or Permanent Disability) prior to the Vesting Date for all or part of any Share Award, the unvested portion of each the Participant’s Share Awards will be forfeited and cancelled and the associated Stock held by the Trustee shall become Excess Stock.

6.7	Change of Control.

In the event of a Change of Control prior to the Vesting Date for all or part of any Share Award, the unvested portion of all Share Awards will immediately vest and each Participant will be entitled to receive the Stock as designated in his or her Share Awards in accordance with Article 5.

6.8	Forfeiture.

A Participant shall not be entitled to any payment or compensation in respect of the forfeiture of Share Awards in accordance with this Article 6, whether the Participant has voluntarily resigned or been terminated with or without cause or with or without advance notice.

7.	STOCK FOR SHARE AWARDS, EXCESS SHARES AND OTHER ASSETS

7.1	Purchase of Stock by Trustee.

The purchase of Stock by the Trustee in connection with the Plan is subject to Applicable Law. The Board reserves the right to cancel any Share Awards without compensation to the Participant in the event that it is not possible for the Trustee to complete the purchase of Stock required under the Plan in connection with those Share Awards on a commercially reasonable basis, as determined by the Board in its sole discretion.

7.2	Excess Stock.

Any Excess Stock, including without limitation any Stock that becomes Excess Stock upon forfeiture and cancellation of Share Awards as provided in Article 6, and any dividends, income or other distributions thereon, may be dealt with as directed by WHG in its sole discretion. Without limiting the foregoing, the Corporation may (i) issue additional Share Awards in respect of Excess Stock pursuant to Section 4.1 or (ii) direct the Trustee to sell any Excess Stock and retain or distribute the proceeds of sale as WHG may direct. No Participant has any right, title or interest in any Excess Stock or any proceeds thereof.

7.3	Other Assets.

Any assets other than Stock that are held by the Trustee, including without limitation cash not needed to purchase Stock required to satisfy outstanding Share Awards, may be dealt with as directed by WHG in its sole discretion. No Participant has any right, title or interest in any of such assets.

8.	ADJUSTMENTS AND SUBSTITUTIONS

8.1	Adjustments.

In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, exchange of shares, consolidation, spin-off or other capital reorganization or distribution (other than normal cash dividends) of corporate assets to shareholders, or any other similar changes affecting the Stock, proportionate adjustments to reflect such change or changes will be made with respect to the number of Share Awards credited to Participant Accounts, all as determined by the Board in its sole discretion.

8.2	Substitution.

In the event that the Trustee is forced to dispose of Stock held for purposes of the Plan or the Board determines, in its sole discretion, that the holding of the Stock is no longer consistent with the purposes of the Plan and directs the Trustee to dispose of the Stock, the proceeds of such disposition will be held by the Trustee in substitution for the Stock and such proceeds shall be invested and reinvested as directed by the Board. In that event, in the circumstances when a Participant would otherwise have become entitled to receive Stock in accordance with Article 6, the Participant will instead become entitled to receive an amount, or substitute assets, determined by the Board, taking into account the proceeds of disposition of the Stock, net of any taxes and expenses, and any subsequent earnings or losses in respect thereof. Neither WHG, the Board nor the Trustee will be responsible for any investment losses with respect to any proceeds of disposition of Stock and the Board’s determination of any amount or substitute assets payable in lieu of Stock in accordance with this Section 8.2 will be final and binding.

9.	TERMINATION OR AMENDMENT OF THE PLAN

9.1	Termination or Amendment at Board Discretion.

The Board may terminate or amend the Plan at any time. No termination or amendment of the Plan shall affect any then outstanding Share Award unless expressly provided by the Board. In any event, no termination or amendment of the Plan may adversely affect any then outstanding Share Award without the consent of the Participant, unless such termination or amendment is necessary to comply with any Applicable Law.

9.2	Continuing Powers of Board.

Termination of the Plan will not affect the ability of the Board to exercise the powers granted to it hereunder with respect to Share Awards granted under the Plan prior to the date of such termination.

9.3	Distribution of Remaining Shares or Assets.

In the event that the Plan is terminated, any assets held by the Trustee that are not required in order to satisfy obligations to Participants with respect to outstanding Share Awards will, upon the request of WHG, be distributed to WHG or as it may direct or, if directed by WHG, sold and the proceeds distributed to WHG or as it may direct and no Participant will have any right, title or interest therein.

10.	ASSIGNMENT

10.1	Assignability.

The Plan will enure to the benefit of and be binding upon WHG and its Canadian Subsidiaries and their respective successors and assigns. Except as may be approved by the Board, the interest of any Participant under the Plan or any Share Award will not be assignable, transferable or negotiable (whether by operation of law or otherwise) and may not be assigned or transferred other than by will or the laws relating to intestacy.

11.	PARTICIPANT RIGHTS

11.1	No Shareholder Rights.

Share Awards are not Stock and the award of Share Awards will not entitle a Participant to any shareholder rights, including, without limitation, voting rights, dividend entitlement or rights on liquidation.

12.	ADMINISTRATION

12.1	Record Keeping.

Unless otherwise determined by the Board, WHG will maintain or caused to be maintained all records related to the Plan, including without limitation the Participant Accounts.

12.2	Trustee.

WHG will from time to time appoint a Trustee to hold all Stock purchased in connection with the Plan and will cause one of the Canadian Subsidiaries to enter into a Trust Agreement with the Trustee that is consistent with the terms of the Plan, subject to the Canadian Subsidiary agreeing to provide instructions and directions to the Trustee that are consistent with instructions and directions given by WHG in accordance with the Plan. The obligations of the Trustee will be as set out in the Trust Agreement. A Participant will not be entitled to provide instructions to, or deal directly with, the Trustee.

12.3	Compliance with Applicable Law.

The grant of a Share Award and the release to a Participant of shares of Stock upon vesting, shall be subject to compliance with all Applicable Law. The inability of WHG to obtain from any regulatory body having jurisdiction the authority, if any, deemed by WHG’s legal counsel to be necessary to the lawful release to a Participant of any shares of Stock pursuant to the Plan or any Share Award shall relieve WHG of any liability in respect of the failure to cause to be released to the Participant such shares of Stock as to which such requisite authority shall not have been obtained. As a condition to the release of any Stock to a Participant, WHG may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any Applicable Law and to make any representation or warranty with respect thereto as may be requested by WHG.

12.4	Withholdings.

WHG or the Trustee may withhold or cause to be withheld from any amount payable or Stock transferable to a Participant under the Plan such amount as may be necessary so as to ensure that the Westwood Group and the Trustee will be able to comply with Applicable Law relating to the withholding of tax or other required deductions. Without limiting the generality of the foregoing, WHG or the Trustee may, in such manner as it may in its discretion determine and in order to fund required withholding or deductions after payment of any commission or other sale expenses (i) cause to be sold or withheld Stock otherwise transferable to the Participant, (ii) cause Stock to which the Participant is entitled to be sold by the Trustee on behalf of the Participant on the Stock Exchange, or (iii) cause amounts to be withheld from any other amounts payable to the Participant, whether under the Plan or otherwise. Except to the extent actually withheld, WHG or the Trustee will be entitled to recover from the Participant any amount required to be remitted to any tax authority in respect of the release of Stock to the Participant. WHG and the Trustee shall have no obligation to release Stock to a Participant under the Plan unless and until arrangements satisfactory to WHG and the Trustee have been made regarding the withholding of tax or other required deductions.

12.5	No Employment or Additional Rights.

Nothing herein contained will be deemed to give any person the right to be retained or to continue to be retained as an Employee, Director or Consultant. For greater certainty, a period of payment in lieu of notice upon termination of employment, wrongful or otherwise, will not be considered as extending the period of employment for the purposes of the Plan. No Employee, Director or Consultant is entitled by the terms of the Plan to the grant of any Share Award under the Plan and the grant of any Share Award to a Participant does not entitle the Participant to the grant of an additional Share Award under the Plan.

12.6	Administration Costs.

Costs relating to the administration of the Plan, including without limitation fees and disbursements of the Trustee, may, at the direction of WHG, be paid out of Excess Stock or assets other than Stock held by the Trustee in connection with the Plan. To the extent not paid out of such assets, WHG will pay or cause the Canadian Subsidiaries to pay for all costs relating to the administration of the Plan.

12.7	Governing Law.

The Plan will be governed and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Any actions, proceedings or claims in any way pertaining to the Plan may be commenced in the courts of the Province of Ontario and the courts of the Province of Ontario will have non-exclusive jurisdiction to entertain any action, proceeding or claim arising under this Plan. WHG and each Participant attorns to the jurisdiction of the courts of the Province of Ontario.

Schedule A -

Form of Award Certificate

Share Award Plan of Westwood Holdings Group, Inc. for Service provided in Canada to its Subsidiaries effective April 18, 2013

(as amended or amended and restated from time to time, the “Plan”)

Note:	A copy of this Award Certificate must be signed by the Participant and returned to WHG within 90 days of the date of this Award Certificate.

All capitalized terms not otherwise defined herein have the meaning ascribed thereto in the Plan.

A Share Award in the dollar amount set out below (to be applied to the purchase by the Trustee of Stock to be held under the Trust Agreement and related brokerage commissions) has been granted to the undersigned under the Plan as follows, subject to the terms of the Plan:

Date of Grant:

Amount of Share Award:	$

Vesting Date(s):

Special Terms (if any):

DATED this          day of                 , 201    .

Westwood Holdings Group, Inc.

Per:
Name:
Title:

Participant Acknowledgement:

The undersigned hereby acknowledges and agrees as follows:

(a)	Plan: The undersigned has received a copy of the Plan and agrees to be bound by the terms of the Plan.

(b)	Withholding Taxes: The Trustee may withhold, sell or redeem Stock or other assets otherwise transferable to the undersigned or held for the benefit of the undersigned, or any member of the Westwood Group may withhold amounts payable to the undersigned, and remit to the Canada Revenue Agency or other competent tax authority income taxes and other required source deductions in respect of this Share Award or the vesting of Stock thereunder.

(c)	Compliance with Laws and Policies. The undersigned will, at all times, act in strict compliance with Applicable Law and any policies of WHG applicable to the undersigned in connection with the Plan.

(d)	Disputes. All questions of interpretation of the Plan or of this Share Award shall be determined by the Board, and such determinations shall be final and binding upon the undersigned and all other persons having an interest in the Plan or this Share Award.

(e)	Death, Permanent Disability and Termination of Employment. The Plan sets out the entire entitlement of the undersigned in respect of this Share Award in the event of death, Permanent Disability or other termination of employment and any other amount payable to the undersigned upon termination of employment, including without limitation any contractual severance entitlement, damages for wrongful dismissal or pay in lieu of notice, will be determined without reference to any entitlements under this Share Award or the Plan. Without limiting the foregoing, in the event of termination of the undersigned’s employment by voluntary resignation or by termination with or without Cause and with or without advance notice,, he or she will not be entitled to claim damages with respect to any forfeiture and cancellation of the unvested portion of any Share Award in accordance with the Plan.

(f)	Delivery Instructions. Upon vesting of any part of the Share Awards in accordance with the Plan, the undersigned will promptly satisfy any requirements of WHG or the Trustee regarding the release of Stock or other assets to the undersigned and provide written directions as to such release.

(g)	Indemnity. The undersigned agrees to indemnify and save harmless WHG, each of the other corporations in the Westwood Group, the Trustee and the employees, officers and directors of each of them from and against any losses, damages, expense and liability whatsoever that may arise from claims that may be made by or on behalf of any person other than the undersigned, including without limitation any claims by a spouse or former spouse of the undersigned, in respect of this Share Award or any Stock to which the undersigned may become entitled pursuant to this Share Award or the Plan.

(h)	Designation of Beneficiary. The undersigned agrees to provide WHG with a copy of any designation of a Beneficiary for purposes of the Plan or any change or revocation of the designation of a Beneficiary. Such designation may be in the form attached as Exhibit I to this Award Certificate.

Dated:

(signature)

Name:

Exhibit I

Designation of Beneficiary for purposes of the

Share Award Plan of Westwood Holdings Group, Inc.

for Service provided in Canada to its Subsidiaries (the “Plan”)

Terms defined in the Plan have the same meaning when used herein.

The undersigned Participant hereby designates the person or persons listed below as being entitled to receive the designated percentage of Stock to be released upon the vesting of Share Awards as a result of the death of the undersigned or, if no percentages are designated, such Stock is to be shared equally among all of the persons listed below:

Name of Beneficiary	Percentage
Total	100%

The undersigned Participant hereby confirms that all prior designations of one or more persons as Beneficiary for purposes of the Plan are hereby revoked.

Dated:

Signed in the presence of:	)
)
)
)
Signature of Witness	)	Signature of Participant
Name (please print):	)	Name (please print):